FOR IMMEDIATE RELEASE
Investor Contacts: Stuart Fuhlendorf Chief Financial Officer Metawave Communications Tel: (425) 702-5600 stuart.fuhlendorf@metawave.com	Media Contacts: Kacey Messer Metawave Communications Tel: (425) 702-5933 kacey.messer@metawave.com Sherry Toly Metawave Communications Tel: (425) 702-6576 sherry.toly@metawave.com

Metawave Closes $20 Million Equity Financing

          REDMOND, Wash. - January 3, 2002 - Metawave(R) Communications Corp. (NASDAQ: MTWV), a global provider of smart antenna solutions that increase voice and data capacity for wireless carriers, today announced the closing of the $20 million equity financing from Oak Investment Partners previously announced on December 3, 2001, following approval of the transaction by the NASD.

          Oak purchased $20 million of convertible preferred Metawave stock in a private placement at a price of $2.359 per share and was issued warrants for the purchase of up to an additional $10 million in shares. Under the terms of the financing, Oak cannot sell or transfer the preferred stock for 18 months following the closing and, at its option, will be able to sell or transfer 25 percent of the preferred stock (or the common stock issued on conversion) each three-month period thereafter. Additionally, Bandel Carano, who is a current member of the Board, will continue to serve on the Board pursuant to the terms of this transaction.

ABOUT OAK INVESTMENT PARTNERS

Oak Investment Partners, founded in 1978, is one of the oldest and largest venture capital firms, funding high-growth entrepreneurial ventures while assisting and guiding them to industry leadership. Oak has raised ten venture capital partnerships with a total of $4.2 billion in committed capital. Oak has sponsored over 350 companies with aggregate annual revenues in excess of $100 billion. Oak's most recent fund, Oak X, was closed on February 28, 2001 with a total capitalization of $1.6 billion, and will be put to work financing the global information economy.

ABOUT METAWAVE

Metawave(R) Communications Corp. is a global provider of smart antenna solutions that increase voice and data capacity for wireless carriers. The company's smart antenna offerings provide operators of CDMA, GSM, and next generation 3G wireless networks with cost-effective capacity solutions that improve wireless network performance. Metawave's SpotLight(R) smart antenna systems have been deployed worldwide by leading wireless providers to meet rapidly increasing demand for wireless voice and data services. Founded in 1995, the company is headquartered in Redmond, Washington, with offices in California, Mexico City, Shanghai, Taipei and Texas. For more information, call 1-888-METAWAVE or visit the company's Web site at http://www.metawave.com.

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Metawave(R) and SpotLight(R) are trademarks of Metawave Communications Corporation.